[Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.]
Execution Version

CRUDE OIL GATHERING AND STORAGE AGREEMENT
BY AND AMONG
OASIS PETROLEUM NORTH AMERICA LLC,
OASIS PETROLEUM MARKETING LLC,
AND
OMP OPERATING LLC
DATED AS OF
October 5, 2021

CITY OF WILLISTON

    i

EXHIBITS
Exhibit A    Dedicated Acreage
Exhibit B    Gathering System
Exhibit C    Form of Right of Way Agreement
Exhibit D    Excluded Wells
Exhibit E    Form of Memorandum of Agreement
Exhibit F    Form of Shipper’s Balance Statement
Exhibit G    Form of Monthly Statement
Exhibit H    Fees
    v

CRUDE OIL GATHERING AND STORAGE AGREEMENT
This Crude Oil Gathering and Storage Agreement (this “Agreement”), dated as of October __, 2021 (the “Effective Date”), is by and among OASIS PETROLEUM NORTH AMERICA LLC, a Delaware limited liability company (“Producer”), OASIS PETROLEUM MARKETING LLC, a Delaware limited liability company (“Shipper”), and OMP OPERATING LLC, a Delaware limited liability company (“Gatherer”). Producer, Shipper and Gatherer may be referred to herein individually as a “Party” or collectively as the “Parties”.
RECITALS
A.    Producer owns Interests and intends to produce Crude Oil from Wells on the Dedicated Acreage.
B.    Shipper has contracted with Producer to purchase Crude Oil produced by Producer from Wells on the Dedicated Acreage, which Crude Oil will be purchased at the Receipt Points.
C.    Gatherer owns (or will own, once constructed) the Gathering System, which gathers (or will gather, as applicable) Crude Oil from certain Wells of Producer. Gatherer anticipates the expansion of the Gathering System to connect additional Wells of Producer following the initial construction of the Gathering System.
D.    Shipper desires to contract with Gatherer to provide the Services on the Gathering System with respect to Dedicated Crude Oil, including gathering, and storage of such Dedicated Crude Oil, and Gatherer desires to provide the Services to Shipper, in each case in accordance with the terms and conditions of this Agreement.
E.    In consideration of Shipper’s obligation to purchase Crude Oil from Producer, Producer has agreed (i) to dedicate and commit to deliver Dedicated Crude Oil to Gatherer under this Agreement and (ii) to perform certain other obligations under this Agreement, in each case in accordance with the terms and conditions of this Agreement.
NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
Capitalized terms used, but not otherwise defined, in this Agreement shall have the respective meanings given to such terms set forth below:
Additional Delivery Point. As defined in Section 3.3(e).
Affiliate. Any Person that, directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with another Person. Affiliated shall have the correlative meaning. Notwithstanding the foregoing, for purposes of this Agreement, Gatherer and its subsidiaries shall not be Affiliates of Producer or Shipper and or their respective other subsidiaries, and neither Shipper nor Producer nor any of their respective subsidiaries shall be Affiliates of Gatherer and its other subsidiaries.
Agreed Formation. The Bakken/Three Forks formation and any other formation which the Parties agree after the Effective Date will be subject to the dedication hereunder.
Agreement. As defined in the preamble hereof.
API. The American Petroleum Institute.
API Gravity. The gravity determined in accordance with the currently-applicable American Society for Testing Materials Designation.
Applicable Law. Any law (including any Environmental Law), rule, regulation, ordinance, code, order, writ, judgment, decree or rule of common law or any judicial or administrative interpretation thereof or other legal or regulatory determination by a Governmental Authority of competent jurisdiction.
Barrel. 42 Gallons at 60 degrees Fahrenheit and zero gauge pressure.
Business Day. Any calendar Day on which commercial banks in Houston, Texas are open for business.
CDP. A central delivery point at which Producer aggregates volumes of Crude Oil produced from one or more Wells that will be connected to the Gathering System in accordance with this Agreement, including the Planned CDPs.
[Omitted].
Completion Deadline. As defined in Section 3.3(b).
Confidential Information. As defined in Section 17.6(a).
Conflicting Dedication. Any gathering or storage agreement or other commitment or arrangement that would require Dedicated Crude Oil to be gathered or stored on any gathering system or in any other facilities other than the Gathering System.
Connection Notice. As defined in Section 3.3(b).
Contract Year. Each of (a) the period from the Effective Date through December 31, 2022, (b) the period from January 1, 2023 through December 31, 2023 and (c) each period of 12 consecutive Months thereafter.
Contractor. Any Person (including an Affiliate of Gatherer) that has a written agreement with Gatherer to provide services necessary for the completion or expansion of the Gathering System.
Control. Possessing the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract or otherwise. Notwithstanding the foregoing, any Person shall be deemed to control any specified Person if such Person owns 50% or more of the voting securities of the specified Person, or if the specified Person owns 50% or more of the voting securities of such Person, or if 50% or more of the voting securities of the specified Person and such Person are under common control. Controlled and Controls shall have correlative meanings.
Crude Oil. Any mixture of hydrocarbons that is produced from an oil and gas well as a liquid and remains liquid at atmospheric pressure.
Crude Oil Quality Specifications. As defined in Section 9.1.
CSA. Any contract for construction services with respect to the Gathering System whether denominated as a construction agreement, construction services agreement, services agreement, engineering, procurement and construction (EPC) contract, or otherwise.
Day. A period commencing at 7:00 a.m., Central Standard Time, on a calendar day and ending at 7:00 a.m., Central Standard Time, on the next succeeding calendar day. Daily shall have the correlative meaning.
Dedicated Acreage. The area identified on Exhibit A.
Dedicated Crude Oil. All Crude Oil produced on or after the Effective Date (except for the Crude Oil produced from the Excluded Wells) that Producer has the right to control and deliver for gathering and that is attributable to any Dedicated Property and is produced through a Well from an Agreed Formation.
Dedicated Properties. All Interests now owned or hereafter acquired by Producer and located wholly within the Dedicated Acreage.
Delivery Point(s). Each point of interconnection between the Gathering System and (a) the inlet valve of the measurement facilities at the [omitted], and any other point of interconnection between the Gathering System and the facilities of a third party that may be constructed and connected after the Effective Date for delivery of Crude Oil out of the Gathering System pursuant to the provisions of Section 3.3(e).
Development Plan. As defined in Section 3.2(a).
DSU. With respect to each Well or planned Well, the actual spacing unit for such Well determined by the North Dakota Industrial Commission or the Montana Department of Natural Resources (as applicable) or, if no such determination has been made at the relevant time, an area of 1280 acres around such Well or planned Well within which the well bore for such Well is or is expected to be open.
Easement Notice. As defined in Section 3.5(b).
Effective Date. As defined in the preamble of this Agreement.
Emissions Charges. As defined in Section 9.4.

Environmental Laws. All Applicable Laws pertaining to the presence or release of environmental contaminants (including any Hazardous Materials), or relating to natural resources (including any protected species) or the environment (including the air, water, surface or subsurface of the ground) as same are in effect at any time and including the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), as amended by Superfund Amendments and Reauthorization Act (“SARA”), 42 U.S.C. §§ 9601 et seq.; Resource Conservation and Recovery Act (“RCRA”), as amended by the Solid Waste Disposal Act (“SWDA”), 42 U.S.C. §§6901 et seq.; Federal Water Pollution Control Act (“FWPCA”), as amended by the Clean Water Act (“CWA”), 33 U.S.C. §§ 1251 et seq.; Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; Clean Air Act (“CAA”), 42 U.S.C., §§ 7401 et seq.; and Toxic Substances Control Act (“TSCA”), 15 U.S.C., §§ 2601 et seq., as each are amended from time to time, and any similar state or local enactments by Governmental Authorities.
Excluded Wells. The Wells listed on Exhibit D.
Fees. As defined in Section 5.1.
Force Majeure. As defined in Section 13.2.
Gallon. One U.S. gallon, which is equal to 231 cubic inches.
Gatherer. As defined in the preamble of this Agreement.
Gathering Fee. As defined on Exhibit H.
Gathering System. The existing (if any facilities are in existence as of the Effective Date) and planned gathering system described on Exhibit B, together with any additional System Segments constructed after the Effective Date, as such gathering system is constructed and expanded after the Effective Date, including, in each case, to the extent now in existence or constructed or installed in the future, Crude Oil gathering pipelines, Receipt Point facilities, Measurement Facilities, truck offloading facilities at the Central Tankage Facility, the Storage Tanks, rights of way, fee parcels, surface rights and permits, and all appurtenant facilities upstream of the Delivery Points.
Gathering System Plan. As defined in Section 3.2(b).
Governmental Authority. Any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.
Hazardous Materials. Collectively, (a) materials defined as “hazardous substances” in CERCLA, or any successor statute, unless such term has been given broader meaning by Applicable Law with respect to the Services or the Parties (including Governmental Authorities establishing common law liability), in which case such broader meaning shall apply; (b) materials defined as “hazardous wastes” in RCRA, or any successor statute, unless such term has been given broader meaning by Applicable Law with respect to the Services or the Parties

(including Governmental Authorities establishing common law liability), in which case such broader meaning shall apply; (c) petroleum or petroleum product; (d) any polychlorinated biphenyl and (e) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance, including naturally occurring radioactive material, regulated under or within the meaning of any applicable Environmental Law.
Imbalances. As defined in Section 8.3.
Interests. Oil and gas leasehold interests and oil and gas mineral fee interests, including working interests, overriding royalty interests, net profits interests, carried interests, and similar rights and interests.
Kestrel CDP. The CDP located in Section 22, T154N, R101W in Williams County, North Dakota.
Line Fill. The amount of Crude Oil necessary for pipeline line fill and tankage fill required to ensure efficient operation of the Gathering System, as determined by Gatherer acting as a Reasonable and Prudent Operator; provided that the Line Fill allocated for tankage fill shall never be more than 15% of the Tankage Shell Capacity of the applicable Storage Tank.
Maintenance. As defined in Section 6.2.
Maximum DSU Volume. [omitted].
Measurement Facilities. Facilities or equipment used to measure the volume of Crude Oil, which may include meters, isolation valves, recording devices, communication equipment, buildings and barriers.
Minimum Delivery Point Volume. [omitted].
[omitted].
MLP. As defined in the preamble of this Agreement.
Month. A period commencing at 7:00 a.m., Central Standard Time, on the first Day of a calendar month and extending until 7:00 a.m., Central Standard Time, on the first Day of the next succeeding calendar month. Monthly shall have the correlative meaning.
New Well. Any Well spud after the Effective Date.
Parties. As defined in the preamble of this Agreement.
Party. As defined in the preamble of this Agreement.
Permit. Any permit, license (including seismic or geophysical licenses, where applicable), certification, concession, approval, consent, ratification, waiver, authorization, clearance, confirmation, exemption, franchise, designation, variance, qualification or accreditation issued, granted, given or otherwise made available by or under any Governmental Authority or pursuant to any Applicable Law.

Person. An individual, a corporation, a partnership, a limited partnership, a limited liability company, an association, a joint venture, a trust, an unincorporated organization, or any other entity or organization, including a Governmental Authority.
PLA. An amount of Crude Oil allocated as a deduction to Receipt Point volumes for the actual evaporation, interface losses, shrink and other normal losses during gathering and storage of Crude Oil under this Agreement, as determined by Gatherer acting as a Reasonable and Prudent Operator, [omitted] of Receipt Point volumes on a Monthly basis. [omitted]
Planned CDP. As defined in Section 3.3(b).
Previous Dedication Agreements. Any previous dedication of Crude Oil executed prior to the Effective Date requiring the delivery of Crude Oil to a third party.
Producer. As defined in the preamble of this Agreement.
Reasonable and Prudent Operator. A Person using reasonable efforts to perform its obligations under this Agreement exercising the degree of skill, diligence, prudence and foresight that would reasonably and ordinarily be expected from a skilled and experienced operator complying with all Applicable Laws and engaged in the same type of undertaking under the same or similar circumstances.
Receipt Point. In the case of Crude Oil received by Gatherer into the Gathering System, the inlet valve at the Measurement Facilities located at a CDP. In the case of Crude Oil picked up by Gatherer in a truck, the outlet flange of Producer’s storage tank or other storage facility at or near a CDP where such Crude Oil is stored prior to pickup by Gatherer or such other location from which such Crude Oil is collected by Gatherer.
Services. As defined in Section 3.1.
Shipper. As defined in the preamble of this Agreement.
Shipper’s GHG Emissions. As defined in Section 9.4.
Step-In Notice. As defined in Section 3.6(a).
Step-In Rights. As defined in Section 3.6(a).
Storage Services. As defined in Section 3.9(a).
Storage Tanks. As defined in Section 3.9(a).
Substitute Tank. As defined in Section 3.9(e).
System Segment. A physically separate segment of the Gathering System that connects one or more Wells to the Gathering System, including all Crude Oil gathering pipelines, Receipt Point facilities, Measurement Facilities, rights of way, fee parcels, surface rights and permits, and all appurtenant facilities.

Tankage Shell Capacity. The total design capacity (in Barrels) of the tank shell, as reasonably determined by Gatherer, at the time such tank is ready for service.
Target Completion Date. As defined in Section 3.3(b).
Tariff. The effective tariff filed by Gatherer with the Federal Energy Regulatory Commission (“FERC”), which sets forth the terms, conditions, and rates for gathering Services provided pursuant to this Agreement.
Taxes. All gross production, severance, conservation, ad valorem and similar or other taxes measured by or based upon production, together with all taxes on the right or privilege of ownership of Crude Oil, or upon the Services, including gathering, transportation, handling, and storage of Crude Oil, including gross receipts taxes, and including all of the foregoing now existing or in the future imposed or promulgated.
Third Party Crude Oil. Crude Oil produced by Persons other than Producer and not considered Dedicated Crude Oil hereunder.
Transfer. Any sale, assignment, conveyance or other transfer, including pursuant to an exchange or farmout. Transfers and Transferred have the correlative meanings.
Transferee. Any Person to which a Transfer is made.
Well. A well for the production of hydrocarbons in which Producer owns an interest and that is operated by Producer that produces or is intended to produce Dedicated Crude Oil or otherwise is connected or is required to be connected to the Gathering System in accordance with this Agreement.
Well Pad. The surface installation on which one or more Wells are located.
ARTICLE 2
PRODUCER AND SHIPPER COMMITMENTS
Section 2.1    Producer’s Dedication. Subject to Section 2.3 through Section 2.5, Producer exclusively dedicates the Dedicated Properties to Gatherer for the performance of the Services under this Agreement and commits to deliver to Gatherer on account of Shipper, as and when produced, all Dedicated Crude Oil into the Gathering System for the performance of the Services under this Agreement. The Parties agree and acknowledge that the Crude Oil produced from the Excluded Wells is not subject to the dedication and commitment made by Producer under this Agreement.
Section 2.2    Shipper’s Commitment. Subject to Section 2.3 through Section 2.5, Shipper exclusively dedicates and commits to deliver to Gatherer, as and when produced and purchased from Producer, all Dedicated Crude Oil into the Gathering System for the performance of the Services under this Agreement. The Parties agree and acknowledge that the Crude Oil produced from the Excluded Wells is not subject to the dedication and commitment made by Shipper under this Agreement.

Section 2.3    Conflicting Dedications. Producer and Shipper shall have the right to comply with the Previous Dedication Agreements and each of the Conflicting Dedications entered into by a non-Affiliated predecessor-in-interest to Producer that is applicable as of the date of acquisition thereof to any Dedicated Property acquired after the Effective Date (but not any Conflicting Dedication entered into in connection with such acquisition); provided, however, that Producer and Shipper shall have the right to comply with Conflicting Dedications and Producer or Shipper shall have the right to extend the term of such Conflicting Dedication beyond the minimum term provided for in the document evidencing such Conflicting Dedication or allow the term of such Conflicting Dedications to extend beyond its primary or initial term pursuant to the operation of an “evergreen” or other similar provision. The Parties agree and acknowledge that the Previous Dedication Agreements shall be considered Conflicting Dedications for purposes of this Agreement. If Dedicated Crude Oil produced from a Well on a Well Pad is subject to a Conflicting Dedication that Producer and Shipper have the right to comply with under this Section 2.3, Producer and Shipper have the right, in complying with such Conflicting Dedication, to deliver the Dedicated Crude Oil from such Well Pad in accordance with the Conflicting Dedication.
Section 2.4    Producer’s and Shipper’s Reservations. Producer and Shipper reserve the following rights with respect to Dedicated Crude Oil for themselves and for the operator of the relevant Dedicated Properties: (a) to operate Wells producing Dedicated Crude Oil as a reasonably prudent operator in its sole discretion, including the right, but never the obligation, to drill New Wells, to repair and rework then-existing Wells, to renew or extend, in whole or in part, any Interest covering any of the Dedicated Properties, and to cease production from or abandon any Well or surrender or release any such Interest, in whole or in part, whether or not capable of producing oil and gas under normal methods of operation; (b) to deliver or furnish to lessors and holders of other existing similar burdens on production such Crude Oil as is required to satisfy the terms of the applicable leases or other applicable instruments; (c) to acquire Wells connected to existing gathering systems and to continue to deliver to such gathering systems Crude Oil produced from such Wells; provided that, to the extent that Crude Oil from such Wells constitutes Dedicated Crude Oil and is not previously dedicated to a third party, then Producer or Shipper shall deliver a Connection Notice to Gatherer with respect to any such Well not later than 30 Days after its acquisition, and thereafter shall deliver Crude Oil to such gathering system only until Gatherer has connected such Well to the Gathering System in accordance with Section 3.3; (d) to pool, communitize or unitize Producer’s Interests with respect to Dedicated Crude Oil; provided that the Producer’s share of Crude Oil produced from such pooled, communitized or unitized Interests shall be committed and dedicated to this Agreement; and (e) to deliver Dedicated Crude Oil that has been temporarily or permanently released from the dedication and commitment made by Producer and Shipper under this Agreement, including pursuant to Section 3.3, Section 3.4, Section 3.5(c), Section 6.4(a), Section 6.5 or Section 9.2(d), to any Person other than Gatherer.
Section 2.5    Covenant Running with the Land. The Parties intend that the dedication and commitment made by Producer and Shipper under this Agreement be a covenant running with (a) the Dedicated Properties, as a burden on Producer’s title thereto and binding on successors-in-interest in and to the Dedicated Properties, and (b) the Gathering System, as a benefit accruing to Gatherer’s title thereto and inuring to the benefit of successors-in-interest to the Gathering System. Producer shall not Transfer any or all of its interest in any Dedicated

Property unless (i) Producer obtains and delivers to Gatherer a written acknowledgment by the Transferee in favor of Gatherer acknowledging that the Transferred Dedicated Property shall remain subject to this Agreement in all respects and (ii) each instrument of conveyance expressly so states. Notwithstanding the foregoing, Producer shall be permitted to Transfer any Dedicated Property free of the dedication and commitment made by Producer and Shipper under this Agreement and without complying with the requirements of this Section 2.5 in a Transfer in which the number of net acres of Dedicated Properties that are Transferred, when added to the total of net acres of Dedicated Properties theretofore Transferred free and clear of the dedication and commitment made by Producer and Shipper under this Agreement, does not exceed the aggregate number of net acres of Dedicated Properties acquired by Producer after the Effective Date, including in a transaction in which Dedicated Properties are exchanged for other properties located in the Dedicated Acreage that would be subject to dedication hereunder; provided, however, that any such release of Dedicated Properties from such dedication and commitment shall not include any Dedicated Crude Oil produced from any Well that is located on a Well Pad if the other Wells on such Well Pad are or have been connected to the Gathering System (whether producing, shut-in, temporarily abandoned or which has been spud or as to which drilling, completion, reworking or other well operations have commenced) or that is located on a Well Pad if a Connection Notice has previously been delivered by Producer for the CDP through which such Well Pad is produced.
Section 2.6    Priority of Dedicated Crude Oil. Dedicated Crude Oil tendered at the Receipt Points on the Gathering System on any Day shall be subject to pro rata curtailment in the event of capacity constraints in accordance with the Tariff.
ARTICLE 3
SERVICES; GATHERING SYSTEM EXPANSION AND CONNECTION OF WELLS
Section 3.1    Gatherer Service Commitment. Subject to and in accordance with the terms and conditions of this Agreement, and following construction and startup of the initial portion of the Gathering System, Gatherer commits to providing the following services (collectively, the “Services”) to Producer and Shipper:
(a)    construct and expand the Gathering System to connect the Gathering System to each CDP that aggregates any Well or Wells that is or are producing or will produce Dedicated Crude Oil and with respect to which Producer has delivered a Connection Notice in accordance with Section 3.3;
(b)    provide, maintain and operate Measurement Facilities at or downstream of the separator and production treater or atmospheric tankage at each CDP;
(c)    receive, or cause to be received, into the Gathering System, from or for the account of Shipper, at each Receipt Point, all Crude Oil tendered by or on account of Shipper up to the Maximum DSU Volume per Day at the Receipt Points on each DSU to the extent not curtailed in accordance with the Tariff;
(d)    receive, or cause to be received, into the Gathering System, from or for the account of Shipper, at each Receipt Point, all Crude Oil that is not Dedicated Crude Oil, if any, to the extent not curtailed in accordance with Section 6.3(a);

(e)    truck any Dedicated Crude Oil, subject to the conditions stated in Section 6.4;
(f)    provide, maintain and operate adequate pumps and equipment to create sufficient pressure in the Gathering System to transfer all Crude Oil received into the Gathering System, from or on account of Shipper, from the Receipt Points to the Delivery Points in accordance with this Agreement and up to and including capacity of the Minimum Delivery Point Volume at each such Delivery Point; and
(g)    provide truck offloading facilities and storage services in accordance with Section 3.8 and Section 3.9.
Gatherer shall act as a Reasonable and Prudent Operator in performing the Services and any of its other obligations under this Agreement.
Section 3.2    Development Plan; Gathering System Plan; Exchange and Review of Information.
(a)    Producer has provided to Shipper and Gatherer, and shall provide to Shipper and Gatherer prior to October 15 of each year, copies of a drilling plan for the following calendar year (each, a “Development Plan”), which shall describe the planned drilling and production activities relating to Producer’s Interests in the Dedicated Acreage during such year, including good faith and reasonable forecasts of the volume of Dedicated Crude Oil expected to be produced through all CDPs during such year, and including the location of all Planned CDPs expected to be connected to the Gathering System during such year, and the projected spud date, projected completion date and projected volumes for each New Well that is expected to be completed and to produce through each CDP during such year. Each time Producer materially updates the Development Plan, it shall provide a copy of such updated Development Plan to Shipper and Gatherer, but not less frequently than on a calendar quarter basis.
(b)    Gatherer has previously provided Producer and Shipper with a copy of its current Gathering System plan describing and/or depicting the Gathering System, including all pipelines, all Receipt Points and Delivery Points, and storage facilities and other major physical facilities, together with their locations, sizes and other physical specifications, operating parameters, capacities, and other relevant specifications, and together with a schedule for completing the construction and installation of the planned portions thereof, in each case as currently in existence, under construction, or planned (such plan, as updated as hereinafter provided, the “Gathering System Plan”). The Gathering System Plan shall state, for each planned pipeline, the estimated volume of Line Fill that will be required in order to put such pipeline into operation. Based on the Development Plans and such other information about the expected development of the Dedicated Properties as shall be provided to Gatherer by Producer, as well as forecast Delivery Point nominations received from Shipper from time to time, Gatherer shall periodically update the Gathering System Plan. Without limiting the generality of the foregoing, Gatherer shall ensure that the Gathering System Plan reflects all Planned CDPs included in each Development Plan not later than 30 Days after such Development Plan is delivered to Gatherer. Gatherer shall provide a copy of the Gathering System Plan to Producer and Shipper and their respective representatives from time to time and shall make representatives of Gatherer available to discuss the Gathering System Plan from time to time with Producer and Shipper and their respective representatives. Gatherer shall provide Producer and Shipper updates not less frequently than Monthly on the progress of work on all facilities necessary to connect Planned CDPs to the Gathering System and to provide the Services associated with such Crude Oil, as set forth in the then-current Gathering System Plan. [omitted]
(c)    The Parties recognize that all information provided by Producer to Gatherer or Shipper regarding its intentions with respect to the development of the Dedicated Properties, is subject to change and revision at any time at the discretion of Producer, and that such changes may impact the timing, configuration and scope of the planned activities of Gatherer. The exchange of such information and any changes thereto shall not give rise to any rights or liabilities as among the Parties except as expressly set forth in this Agreement, and Gatherer shall determine at its own risk the time at which it begins to work on and incur costs in connection with particular Gathering System expansion projects, including the acquisition of rights of way, equipment and materials. Without limiting the generality of the foregoing, Producer has no obligation to Shipper or Gatherer under this Agreement to develop or produce any Crude Oil from the Dedicated Properties or to pursue or complete any drilling or development on the Dedicated Properties other than the terms specifically stated in this Agreement.
Section 3.3    Expansion of Gathering System; Connection of Wells; Delivery Points.
(a)    Gatherer shall design and develop the Gathering System for the purpose of providing the Services as and when needed to support the upstream development of the Planned CDPs, and Gatherer shall be obligated, at its sole cost and expense, subject to the provisions of this Agreement, to procure, construct, install, own and operate the Gathering System so as to timely connect the Planned CDPs to the Gathering System, connect the Gathering System to the Delivery Points and timely commence providing the full scope of the Services with respect to all Dedicated Crude Oil produced from all CDPs, including the Planned CDPs from and after their connection to the Gathering System, all in accordance with this Section 3.3; provided that the foregoing shall not preclude Gatherer from also designing and developing the Gathering System to accommodate Third Party Crude Oil.
(b)    Producer shall from time to time give notice (a “Connection Notice”) to Gatherer (with a copy to Shipper) of each CDP that Producer intends to construct and install (or a CDP that is subject to a Conflicting Dedication that has expired or will expire, or that Producer or Shipper has terminated or will terminate, prior to the applicable Completion Deadline) through which Dedicated Crude Oil will be produced (each, a “Planned CDP”). Each Connection Notice shall set forth the target completion date for drilling and completion of the initial Well to produce through such Planned CDP (the “Target Completion Date”). Following delivery of a Connection Notice with respect to a Planned CDP, Gatherer shall cause the necessary facilities to be constructed to connect such CDP to the Gathering System and to commence the Services with respect to Dedicated Crude Oil produced from such Planned CDP by the date that is (i) in the case of a Planned CDP that (A) is located two miles or less from the then-existing Gathering System at the time of such Connection Notice and (B) the Target Completion Date for which is during the months of May through October, 90 Days after the date of Producer’s delivery of such Connection Notice and (ii) in the case of a Planned CDP that (A)

is located greater than two miles from the then-existing Gathering System at the time of such Connection Notice or (B) the Target Completion Date for which is during the months of November through April, 180 Days after the date of Producer’s delivery of such Connection Notice (such date, the “Completion Deadline”). Gatherer shall provide Producer and Shipper notice promptly upon Gatherer’s becoming aware of any reason to believe that it may not be able to connect a Planned CDP to the Gathering System by the Completion Deadline therefor or to otherwise complete all facilities necessary to provide the full scope of the Services with respect to all Dedicated Crude Oil produced through such Planned CDP by the Completion Deadline therefor. If and to the extent Gatherer is delayed in completing and making available such facilities by a Force Majeure event or any action of Producer that is inconsistent with the cooperation requirements of Section 3.7, then the Completion Deadline for such connection shall be extended for a period of time equal to that during which Gatherer’s completion and making available of such facilities was delayed by such events or actions. If Gatherer is unable to complete and make available such facilities by the Completion Deadline (as may be extended in accordance with Section 3.5(b)), as Shipper’s and Producer’s sole and exclusive remedies for such delay:
(i)    Gatherer shall truck the Dedicated Crude Oil produced through such CDP to the Delivery Point nominated by Shipper without additional pumpover fees, subject to the requirements of Section 6.4, at Gatherer’s sole cost and expense from the Completion Deadline (but without giving any effect to any extension of the Completion Deadline as a result of Force Majeure) until the Gathering System is connected to such CDP;
(ii)    at Producer’s option, the Dedicated Crude Oil produced from the CDP and any future Wells drilled within the same DSU shall be permanently released from the dedication and commitment made by Producer and Shipper under this Agreement; and
(iii)    Producer may exercise the rights described in Section 3.6.
(iv)    For the avoidance of doubt, Gatherer shall in all cases use reasonable efforts to cause the necessary facilities to be constructed to connect each Planned CDP to the Gathering System and to commence the Services with respect to Dedicated Crude Oil produced from such Planned CDP in accordance with this Section 3.3(b), and the limited remedies of Shipper and Producer described immediately above do not limit Shipper’s and Producer’s rights for a failure by Gatherer to perform its obligations.
(c)    To the extent that the CDP connection is required sooner than the Completion Deadline determined as set forth above, the Parties shall meet and discuss the issues and potential additional costs associated with acceleration of such connection, and shall use reasonable efforts to mutually agree upon an accelerated connection timing. If Producer is willing to pay for the additional costs involved with accelerating a connection, Gatherer shall use reasonable efforts to complete the CDP connection within such accelerated timing.

(d)    The Parties agree and acknowledge that Producer has as of the Effective Date delivered Connection Notices to Gatherer with respect to certain Planned CDPs set forth in the Development Plan effective as of the Effective Date. Such Connection Notices shall be deemed to have been given for each such Planned CDP on the Effective Date.
(e)    Gatherer shall design and construct the initial Delivery Points at its sole cost and expense. Gatherer shall be obligated, at Gatherer’s cost, to provide connections to the Delivery Points set forth on Exhibit B or within the Development Plan. If Shipper specifies that Dedicated Crude Oil is to be delivered to a Delivery Point not described on Exhibit B or within the Development Plan that is not at such time connected to the Gathering System, Gatherer shall provide a connection to such Delivery Point. Notwithstanding the foregoing, with respect to each of the first two such additional connections (each, an “Additional Delivery Point”), (i) if such Additional Delivery Point is within one mile of the then-existing Gathering System, Gatherer shall bear the cost of such Additional Delivery Point, and (ii) if such Additional Delivery Point is more than one mile from the then-existing Gathering System, Shipper shall bear the incremental cost of locating such Additional Delivery Point in excess of one mile from the then-existing Gathering System, and Gatherer shall bear all other costs of such Additional Delivery Point. Such costs shall be allocated pro rata with any third party shipper that requests utilization of such Additional Delivery Point. For the avoidance of doubt, Gatherer shall not be obligated to pay any pumpover fee or similar fee charged by any pipeline downstream of the Delivery Points, such fee being, as between the Parties, for the account of Shipper. Gatherer shall proceed with due diligence and in good faith to obtain the necessary governmental authorizations and to enter into the necessary third party agreements (any such agreement to be on terms acceptable to Gatherer) to connect the Gathering System to each new Delivery Point (including the Additional Delivery Points). All such Delivery Points shall be provided with all interconnection facilities and other Delivery Point facilities (including any Measurement Facilities), and with sufficient capacities, necessary to permit Dedicated Crude Oil to be redelivered at such Delivery Point in accordance with this Agreement (with all expansions of capacity at such new Delivery Points, not including the Delivery Points described on Exhibit B or within the Development Plan, being at Shipper’s sole actual cost, risk and expense). Subject to the foregoing, Gatherer shall connect each CDP to the Gathering System such that Crude Oil from such CDP can be redelivered to the Delivery Points. Upon completion of the connection of the Gathering System to such new delivery point pursuant to this Section 3.3(e) and such connection becoming operational, the point of interconnection between the Gathering System and such new delivery point shall thereafter be a Delivery Point under this Agreement. The Parties shall discuss Shipper’s plans and timing for all new Delivery Point connections on a Monthly basis.
Section 3.4    Timing for Completion and Placement into Service of Initial Gathering System. As of the Effective Date, Gatherer has completed the initial design and preliminary engineering of the Gathering System. In addition to the Connection Notice as provided in Section 3.3(b) above, Producer shall provide Gatherer with 365 days prior written notice of the requirement for Gatherer to construct and startup and operate the initial Gathering System at Gatherer’s sole cost and expense. Notwithstanding anything contained herein to the contrary, Gatherer shall have no obligation to provide the Services to Producer and Shipper hereunder unless and until Producer provides notice to Gatherer pursuant to this Section 3.4 for Gatherer to construct and startup the initial Gathering System.

Section 3.5    Right of Way and Access.
(a)    Gatherer is responsible for the acquisition of rights of way, crossing permits, licenses, use agreements, access agreements, leases, fee parcels and other rights in land necessary to construct, own and operate the Gathering System, and all such rights in land shall be solely for use by Gatherer and shall not be shared with Producer, except as otherwise agreed by Gatherer; provided that Producer agrees to grant, without warranty of title, either express or implied, to the extent that it has the right to do so without the incurrence of expense, an easement and right of way upon the lands covered by the Dedicated Properties, for the sole purpose of installing, using, maintaining, servicing, inspecting, repairing, operating, replacing, disconnecting and removing all or any portion of the Gathering System, including any pipelines, meters and other equipment necessary for the performance of this Agreement; provided, further, that the exercise of these rights by Gatherer shall not unreasonably interfere with Producer’s lease operations or with the rights of owners in fee, and will be subject to Producer’s safety and other reasonable access requirements applicable to Producer’s personnel. Producer shall not have a duty to maintain the underlying agreements (such as leases, easements and surface use agreements) that such grant of easement or right of way to Gatherer is based upon, and such grants of easement or right of way will terminate if Producer loses its rights to the property, regardless of the reason for such loss of rights. Notwithstanding the foregoing, (i) Producer will assist Gatherer to secure replacements for such terminated grants of easement or right of way, in a manner consistent with the cooperation requirements of Section 3.7, (ii) to the extent that Producer agrees that Gatherer’s Measurement Facilities may be located on Producer’s Well Pad sites, Producer shall be responsible for obtaining any necessary rights to locate such Measurement Facilities on such Well Pad sites and (iii) Producer shall use reasonable efforts to involve Gatherer in Producer’s negotiations with the owners of lands covered by the Dedicated Properties so that Producer’s surface use agreements and Gatherer’s rights of way with respect to such lands can be concurrently negotiated and obtained.
(b)    If Gatherer cannot obtain the rights of way (on terms and conditions reasonably acceptable to Gatherer after diligent pursuit thereof) necessary to connect any Planned CDP within 45 Days of delivery of a Connection Notice, then Gatherer shall so notify Producer in writing (the “Easement Notice”) within 45 Days of delivery of the Connection Notice. Producer shall have the right (but not the obligation) to obtain, at its sole cost and expense, such rights of way generally in the format of Gatherer’s standard right of way agreement within 45 Days of delivery of such Easement Notice. Gatherer’s form of right of way agreement is attached as Exhibit C. The right of way agreement utilized by Producer can have modifications to the Exhibit C format as long as it does not materially change or reduce the rights or obligations under such right of way agreement. If Producer obtains such rights of way in accordance with the immediately preceding sentence, Producer shall assign such right of way to Gatherer, and Gatherer’s connection obligations for the applicable CDP shall continue in accordance with the terms of this Agreement; provided, however, that the time required for Gatherer to connect the applicable CDP shall be extended by a number of Days commencing on the date of delivery of the Easement Notice and ending on the date that Gatherer receives from Producer the assignment of all such rights of way so obtained by Producer (together with executed originals of all such rights of way). In such event, Gatherer shall pay Producer for such rights of way an amount per rod equal to the average price per rod paid by Gatherer for the purchase of rights of way in the Dedicated Acreage during the preceding 12 Month period. If

Gatherer has not purchased right of way within the Dedicated Acreage during the previous 12 Months, then Gatherer shall pay Producer for such rights of way an amount per rod equal to the amount per rod paid by Gatherer under its most recent purchase of rights of way in the Dedicated Acreage.
(c)    In the event that Producer fails to obtain such rights of way during such 45 Day period, Gatherer shall be responsible for trucking Crude Oil from such Planned CDP to the Delivery Points subject to and in accordance with Section 6.4, and Producer shall have the option, upon written notice to Gatherer, to permanently release the entire DSU or any portion thereof associated with the Wells connected (or to be connected) to such CDP from the dedication and commitment made by Producer and Shipper under this Agreement.
Section 3.6    Step-In Rights.
(a)    Except with respect to a Planned CDP affected by Force Majeure affecting Gatherer’s performance (for which the dates for completion of a connection to a Planned CDP by the Completion Deadline or other service failure described in this Section 3.6 shall be deemed extended day-for-day by the duration of such Force Majeure event and for which a Step-In Right (as defined below) would not apply unless such Force Majeure exceeds either 30 consecutive Days or 45 non-consecutive days within any 365 Day period), in the event that Gatherer (i) fails to complete a connection to a Planned CDP by the Completion Deadline therefor, (ii) fails to provide the Services pursuant to the terms and conditions of this Agreement up to the Maximum DSU Volume, or (iii) fails to timely commence, diligently pursue and/or conduct the activities and operations required by Gatherer under this Agreement in a good and workmanlike manner as reasonably determined by Producer, then within 30 Days of Producer’s determination of the failure in clause (i), (ii) or (iii) above, Producer shall notify Gatherer in writing (such notice, a “Step-In Notice”) of such failure. Following receipt by Gatherer of such Step-In Notice, Gatherer will, within five Days following receipt of such Step-In Notice, respond to Producer with a detailed plan to cure the failure and the estimated timeline for completion thereof. Producer may, after receiving or failing to receive a response to such Step-In Notice from Gatherer within such five Day period, and within 15 Days thereafter, notify Gatherer in writing that Producer, either itself or through its designated Affiliate or representative, not earlier than the 30th Day after delivery of the applicable Step-In Notice and not later than the 45th Day after delivery of the applicable Step-In Notice, will (A) assume control of any CSA as necessary to cure the applicable failure including (1) payment of any past due amount then due to any Contractor by Gatherer as necessary to effectuate prompt completion of any delayed work, if applicable, and (2) payment of a bonus or incentive payment to such Contractor of up to 20% of the applicable CSA as necessary to effectuate prompt completion of the work by such Contractor, or (B) displace such Contractor for purposes of such work and itself or through its designated Affiliate or representative, cause completion of all work to cure the applicable failure (each, a “Step-In Right”). Payment by or commitment of Producer to a Contractor of any past due amount or bonus or incentive payment permitted under this Section 3.6(a) shall be for the sole account of Gatherer, and Gatherer shall reimburse Producer for any sums paid by Producer as provided in Section 3.6(f).
(b)    Exercise of the Step-In Right shall confer to Producer no right of agency from Gatherer, and Producer shall have no right to (i) sell, alienate or encumber or permit any encumbrance of any property of Gatherer or (ii) unreasonably interfere with or delay Gatherer’s other activities with respect to the Gathering System. Until Producer exercises the Step-In Right, Gatherer shall continue to exercise commercially reasonable efforts to complete the delayed connection or cure the other failure described above, as applicable, as soon as possible under the circumstances.
(c)    Failure of Producer to timely exercise the Step-In Right with respect to a particular Gatherer failure within the period referenced in Section 3.6(a) shall constitute Producer’s waiver of the Step-In Right with respect thereto, provided that waiver of the Step-In Right with respect to one delayed connection or other failure shall not be construed as a waiver of the Step-In Right with respect to any other delayed connection or other failure, as long as the Step-In Right with respect thereto is timely exercised.
(d)    Notwithstanding anything to the contrary in this Agreement, the Parties agree and acknowledge that nothing in this Section 3.6 shall preclude Producer or Shipper from asserting a claim against Gatherer or terminating this Agreement for breach or nonperformance of this Agreement by Gatherer.
(e)    Notwithstanding any provision in this Agreement to the contrary, Producer shall have no obligation to exercise any Step-In Rights.
(f)    To the extent that displacement of a Contractor or exercise of control of a CSA by Producer results in a change or increased cost to Gatherer under a CSA, such changes or increased costs shall be solely for the account of Gatherer, and Gatherer shall reimburse Producer and its Affiliates for any such changes or increased costs. In addition to Producer’s rights under Section 3.6(a), in the event that Producer exercises a Step-In Right, Gatherer shall reimburse Producer and its Affiliates for all reasonable, documented and direct, out-of-pocket costs (including reasonable attorneys’ fees) incurred in the exercise of the Step-In Right, not later than 30 Days after Gatherer’s receipt of written substantiation of amounts owed hereunder.
(g)    In the event that Producer exercises a Step-In Right, Producer shall not retain control of a Contractor or performance of necessary work for longer than reasonably necessary to effectuate completion and cure thereof.
Section 3.7    Cooperation. Because of the interrelated nature of the actions of Producer and Gatherer required to obtain the necessary Permits from the appropriate Governmental Authorities and the necessary consents, rights of way and other authorizations from other Persons necessary to drill and complete each Well and construct the required extensions of the Gathering System to each Planned CDP, Producer and Gatherer agree to work together in good faith to obtain such Permits, authorizations, consents and rights of way as expeditiously as reasonably practicable. Producer and Gatherer further agree to cooperate with each other and to communicate regularly regarding their efforts to obtain such Permits, authorizations, consents and rights of way.
Section 3.8    [omitted]
Section 3.9     Storage Services.

(a)    [omitted]
ARTICLE 4
TERM
Section 4.1    Term. This Agreement shall become effective on the Effective Date and, unless terminated earlier by mutual agreement of the Parties, shall continue in effect for a period of fifteen (15) Contract Years and from Contract Year to Contract Year thereafter until such time as this Agreement is terminated, by notice from any Party to the other Party, effective at the end of the first Contract Year ending after the 270th Day after the delivery of such notice.
Section 4.2    Post-Termination. If any Party provides notice of termination of this Agreement at any time for any reason pursuant to the terms and conditions of this Agreement, Shipper shall have the option (to be exercised by providing written notice to Gatherer prior to the termination date of this Agreement) to continue to receive the Services or a portion of the Services for all or any portion of its volumes of Crude Oil on a year-to-year basis on the same terms and conditions as the most favorable terms and conditions that Gatherer continues to provide services that are the same as or similar to the Services or any portion of the Services for volumes of Crude Oil on the Gathering System under an agreement with any third party unless and until terminated by Shipper; provided, however, that if the option to extend the term of this Agreement on a year-to-year basis pursuant to this Section 4.2 is exercised, any obligation of Gatherer to continue to provide the Services pursuant to such option shall not extend beyond December 31, 2050. Gatherer shall provide copies to Shipper of any such third party agreements applicable to volumes of Crude Oil accessing the Gathering System upon any notice of termination of this Agreement (whether such notice is delivered by Gatherer, Producer or Shipper); provided, however, that to the extent Gatherer is prohibited by an obligation of confidentiality from disclosing any such third party agreement to Shipper, then (a) Gatherer shall not be obligated to disclose such agreement to Shipper until Gatherer has obtained the right to disclose such agreement and (b) Gatherer shall exercise reasonable efforts to obtain the right to disclose such agreement to Shipper.
Section 4.3    Survival. Article 1, this Article 4, Section 10.6, Article 11, Article 12, Article 14, Article 15, Article 16 and Article 17 shall survive termination or expiration of this Agreement.
ARTICLE 5
FEES AND CONSIDERATION
Section 5.1    Fees. Subject to the other provisions of this Agreement, Shipper shall pay Gatherer each Month in accordance with the terms of this Agreement, for all Services provided by Gatherer during such Month, an amount equal to the sum of the fees (collectively, the “Fees”) set forth on Exhibit H.
ARTICLE 6
CERTAIN RIGHTS AND OBLIGATIONS OF PARTIES
Section 6.1    Operational Control of Gatherer’s Facilities. Gatherer shall design, construct, own, operate and maintain the Gathering System at its sole cost and risk. Gatherer shall be entitled to full and complete operational control of its facilities and shall be entitled to schedule deliveries and to operate and reconfigure its facilities in a manner consistent with its obligations under this Agreement.
Section 6.2    Maintenance. Gatherer shall be entitled, without liability, to interrupt its Gathering System performance hereunder to perform necessary or desirable inspections, pigging, maintenance, testing, alterations, modifications, expansions, connections, repairs or replacements to its facilities as Gatherer deems necessary (“Maintenance”), with reasonable notice provided to Producer, except in cases of emergency where such notice is impracticable or in cases where the operations of Producer and Shipper will not be affected. Gatherer shall use reasonable efforts to schedule any Maintenance to minimize the effect on providing the Services pursuant to this Agreement. Before the beginning of the calendar year, Gatherer shall provide Producer in writing with a projected schedule of the Maintenance to be performed during the year and the anticipated date of such Maintenance. Gatherer shall truck Producer’s Dedicated Crude Oil subject to and in accordance with Section 6.4 during all times of Maintenance on the Gathering System.
Section 6.3    Capacity Allocations on the Gathering System. Gatherer has the right to contract with other Persons for the delivery of Third Party Crude Oil to the Gathering System. If the volume of Crude Oil available for delivery into any System Segment exceeds the capacity of such System Segment at any point relevant to Gatherer’s service to Producer hereunder, then Gatherer shall interrupt or curtail receipts of Crude Oil pro rata in accordance with the Tariff;
provided that Gatherer shall truck Shipper’s Dedicated Crude Oil subject to and in accordance with Section 6.4 during all times of curtailment on the Gathering System.
Section 6.4    Trucking.
(a)    [omitted]
Section 6.5    Temporary Releases. In addition to any other rights and remedies available to Producer or Shipper under this Agreement or at law or in equity, if Gatherer fails or is unable or unwilling for any reason (including Force Majeure) to accept all volumes of Dedicated Crude Oil tendered by or on account of Shipper pursuant to this Agreement and provide the Services in accordance therewith, including any failure or inability to truck volumes of Crude Oil in accordance with Section 6.4, then the volumes of Dedicated Crude Oil in excess of what Gatherer is willing and able to accept shall be temporarily released from the dedication and commitment made by Producer and Shipper under this Agreement. Producer and Shipper may immediately deliver such volumes to any Person other than Gatherer, and Producer and Shipper shall have the right to enter into commitments to deliver such volumes of Dedicated Crude Oil to other third party gatherers, such commitments to be for no longer than reasonably necessary under the circumstances, as determined by Producer and Shipper in their sole discretion.
Section 6.6    Line Fill.
(a)    Shipper shall be required to provide, or cause to be provided, without cost to Gatherer, its pro rata share of Line Fill, based on the total volume of Crude Oil in Barrels received from or on account of Shipper divided by the total volume of Crude Oil in Barrels received from all shippers on the Gathering System.
(b)    Gatherer shall calculate Shipper’s pro rata share of Line Fill Monthly and provide Shipper with a balance statement substantially in the form of Exhibit F. Gatherer shall deliver this Monthly balance statement with its Monthly statement to be provided pursuant to Section 12.1. If Shipper’s pro rata share of the Line Fill is increased as a result of such calculation, Shipper shall promptly provide, or cause to be provided, without cost to Gatherer, additional volumes of Crude Oil to meet such requirement. If Shipper’s pro rata share of the Line Fill is reduced as a result of such calculation, Gatherer shall promptly deliver the excess amount of Crude Oil to Shipper, less PLA, at the applicable Delivery Points and Shipper shall pay the Gathering Fee in effect during such Month of delivery to the Delivery Points on such excess Line Fill.
(c)    Shipper’s share of the Line Fill shall be held by Gatherer in the Gathering System and returned to Shipper following the termination of this Agreement. Within 60 Days following the termination or expiration of this Agreement, (i) Gatherer shall deliver and Shipper shall receive such Line Fill, less PLA, at the applicable Delivery Points and (ii) Shipper shall pay the Gathering Fee in effect on the termination of this Agreement on such Line Fill for the delivery of the same to the applicable Delivery Points.
ARTICLE 7
PRESSURES; PRODUCER’S FACILITIES; ELECTRICITY
Section 7.1    Pressures at Receipt Points. Shipper shall deliver or cause to be delivered Crude Oil to each Receipt Point on the Gathering System from atmospheric tanks or from low pressure separation at sufficient pressure to enter Gatherer’s Receipt Point pump on the Gathering System against its operating pressure, except that Gatherer shall not be obligated to gather Crude Oil at pressures in excess of the maximum allowable operating pressure of the Gathering System at such Receipt Point, as determined by Gatherer in its sole discretion. Gatherer shall operate its measurement and Receipt Point pump at a pressure that allows Producer to deliver Crude Oil directly from its atmospheric tanks or low pressure separation into the Gathering System without additional pumps; provided that such atmospheric tanks have a minimum of four feet of hydrostatic head or low pressure separation at the low liquid level to allow Gatherer’s pumps to attain proper suction pressure.
Section 7.2    Pressures at Delivery Points. The Gathering System shall be designed for and shall be operated by Gatherer at a discharge pressure sufficient to effect delivery of all of Shipper’s Dedicated Crude Oil to the Delivery Point(s).
Section 7.3    Producer Facilities.
(a)    Producer, at its own expense, shall construct, equip, maintain and operate all facilities necessary to deliver Dedicated Crude Oil to Gatherer at the Receipt Points. Producer shall install and maintain sufficient pressure regulating equipment upstream of the Receipt Points on the Gathering System in order to keep the pressure of the Crude Oil delivered to Gatherer at such Receipt Points from exceeding the maximum allowable operating pressure of the Gathering System at the applicable Receipt Point, as determined by Gatherer in its sole discretion and stated in the Gathering System Plan. Such equipment shall include low pressure separation facilities and atmospheric tankage upstream of the Receipt Points.
(b)    Producer shall have the right to install facilities and flow volumes attributable to Producer’s interests in operated and non-operated wells outside, but on DSUs that are contiguous with, the Dedicated Acreage, allowing such wells to flow into existing CDPs or to new CDPs mutually agreed among Producer, Shipper and Gatherer where Gatherer shall provide a meter and tap at Gatherer’s sole cost and expense. Producer shall provide a list of wells from outside, but on DSUs that are contiguous with, the Dedicated Acreage that will be connected to existing CDPs or to new CDPs in accordance with this Section 7.3(b).
Section 7.4    Electrical Facilities. To the extent that Producer has electrical power available at a CDP in excess of Producer’s own uses, as Producer determines in its reasonable discretion, Producer will supply electrical power without cost to Gatherer at each such CDP for Gatherer’s Measurement Facilities and pumps. Producer will provide the electrical power at a point specified by Producer at the CDP and Gatherer shall be responsible for connecting to such electrical power. If Gatherer requires additional electrical power at such site, then Gatherer shall either install, own, operate and maintain a generator at its sole cost and expense or shall truck such volumes from such CDP at its sole cost and expense subject to and in accordance with Section 6.4.
ARTICLE 8
NOMINATIONS, BALANCING AND PLA ALLOCATION
Section 8.1    Gatherer Notifications. On or before the 17th Day prior to the end of each Month, Gatherer shall provide written notice to Shipper of Gatherer’s good faith estimate of any capacity allocations or curtailments for any System Segment, if any, that, based on then currently available information, Gatherer anticipates will be required or necessary during the next Month, including as a result of any Maintenance. Gatherer shall use all reasonable efforts to provide 48 hours advance notice of any actual event requiring allocation or curtailment, including Maintenance. No later than 17 Business Days prior to the end of each Month, Gatherer shall notify Producer of the estimated PLA and Line Fill expected to be used in the Gathering System for the following Month of Crude Oil delivered at the Receipt Points, after taking into consideration the anticipated operational efficiencies and operational mode of the Gathering System.
Section 8.2    Nominations. On or before the 15th Day prior to the end of each Month, Shipper shall provide to Gatherer nominations for (a) deliveries of Dedicated Crude Oil to the Receipt Points, (b) deliveries of Crude Oil to the specified Delivery Points to be delivered during the next Month, and (c) deliveries into and out of the Storage Tanks. Shipper shall have the right to change such nominations at any time subject to the requirements of the Persons receiving Crude Oil at or downstream of the Delivery Points and subject to changes in wellhead volumes being delivered into the Gathering System. Gatherer shall use reasonable efforts to accommodate any changes made to Shipper’s Monthly nominations.
Section 8.3    Balancing. Gatherer will maintain records of any Daily and Monthly variances (“Imbalances”) between the volume of Dedicated Crude Oil received at the Receipt

Points and the volumes of Crude Oil delivered at the Delivery Points (after PLA and Line Fill allocated to Shipper in accordance with Section 6.6 and Section 8.4). Shipper shall make such changes in its nominations as Gatherer may from time to time reasonably request to maintain Daily and Monthly balances or to correct an Imbalance. Shipper shall reimburse Gatherer for any cost, penalty or fee arising from any Imbalance assessed against Gatherer by any Person receiving Dedicated Crude Oil downstream of the Delivery Points, except to the extent such Imbalance was caused by Gatherer. Upon the termination of this Agreement or at such other time as Shipper and Gatherer agree, Shipper and Gatherer shall volumetrically balance any cumulative Imbalance.
Section 8.4    Allocation of PLA. PLA shall be allocated to Shipper based on its pro rata share of such PLA, with such allocation calculated based on the total volume of Crude Oil in Barrels received from or on account of Shipper at the Receipt Points divided by the total volume of Crude Oil in Barrels received from all shippers’ receipt points on the Gathering System [omitted].
Gatherer trucked volumes from a Receipt Point shall be considered Receipt Point volumes and any losses that occur while the Crude Oil is on the truck shall be included in the above PLA calculation. Shipper or third party trucked volumes delivered to the truck offloading facilities at the Central Tankage Facility shall be considered a Receipt Point at such truck offloading facilities with the upstream losses incurred on the truck not included in the above PLA calculation.
ARTICLE 9
QUALITY
Section 9.1    Receipt Point Crude Oil Quality Specifications. Crude Oil delivered by or for the account of Shipper to each Receipt Point and truck offloading facilities at the Central Tankage Facility shall meet the following specifications (collectively, the “Crude Oil Quality Specifications”):
(a)    not more than 0.5% of basic sediment, water and other impurities (provided that in no event, will water be allowed to exceed 0.2%);
(b)    sulfur content less than 0.2% by weight;
(c)    hydrogen sulfide vapor phase content less than or equal to ten ppm;
(d)    Maximum vapor pressure at 100°F not in excess of 13.7 psi in accordance with the latest version of ASTM D6377, subject to Section 9.1(f);
(e)    temperature not in excess of 120 degrees Fahrenheit;
(f)    API Gravity of greater than 35 degrees API and less than 48 degrees API. For purposes of API Gravity and maximum vapor pressure, Gatherer will apply the above specifications to the commingled Receipt Point volumes and allow delivery of API Gravity and maximum vapor pressure at a Receipt Point as long as the commingled Receipt Point volumes in the aggregate meet the foregoing specifications;

(g)    viscosity less than 30 centistokes at 60 degrees Fahrenheit;
(h)    Crude Oil indigenous to the geographic area served by the Gathering System;
(i)    total dissolved solids of not more than one percent; and
(j)    free of hazardous wastes and other substances that may not be received into or transferred through the Gathering System, or transported by truck, meets all Applicable |Laws and Permits and Gatherer’s operational standards.
Section 9.2    Non-Spec Crude Oil.
(a)    Gatherer shall test and monitor the Crude Oil tendered by or for the account of Shipper at the Receipt Points as a Reasonable and Prudent Operator to ensure that it meets the Crude Oil Quality Specifications.  If Gatherer determines at any time that any Crude Oil tendered by or for the account of Shipper at any Receipt Point does not meet the Crude Oil Quality Specifications, then Gatherer shall have the right, at its sole option and effective immediately upon notice to Shipper, to refuse to accept such Crude Oil.
(b)    If Shipper determines or otherwise becomes aware at any time prior to delivery that any Crude Oil that will be tendered by or for the account of Shipper at any Receipt Point will not meet the Crude Oil Quality Specifications, then Shipper shall provide written notice to Gatherer. Upon receipt of such notice, if Gatherer nevertheless accepts such Crude Oil, then Producer and Shipper shall not be liable for any claims or losses arising out of or related to delivery of such Crude Oil, including any damages or losses downstream of the applicable Receipt Point(s).
(c)    Producer and Shipper shall not be liable for any claims or losses arising out of or related to delivery of Crude Oil that does not meet the Crude Oil Quality Specifications, including any damages or losses downstream of the applicable Receipt Point(s); provided that Shipper shall be liable for such claims or losses if Shipper determines or otherwise becomes aware at any time prior to delivery that any Crude Oil that will be tendered by or for the account of Shipper at any Receipt Point will not meet the Crude Oil Quality Specifications and Shipper fails to deliver written notice to Gatherer pursuant to Section 9.2(b).
(d)    Any Crude Oil that is tendered by or for the account of Shipper that Gatherer refuses to accept pursuant to this Section 9.2 shall be temporarily released from the dedication and commitment made by Producer and Shipper under this Agreement so that Producer and Shipper may dispose of any such Crude Oil.
Section 9.3    Delivery Point Crude Oil Quality Specifications. If Shipper delivers Crude Oil to Gatherer at the Receipt Points that meets the Crude Oil Quality Specifications, Gatherer shall redeliver Crude Oil at the Delivery Points to or for the account of Shipper that meets the Crude Oil Quality Specifications.
Section 9.4    Greenhouse Gas Emissions. Notwithstanding anything contained in this Agreement to the contrary, in the event there is an enactment of, or change in, any Applicable

Law after the Effective Date which, in Gatherer’s reasonable determination, results in (a) a Governmental Authority requiring Gatherer to hold or acquire emission allowances or their equivalent related to the carbon dioxide content or emissions or the greenhouse gas content or emissions attributable to Dedicated Crude Oil and/or the gathering, or storage by Gatherer of such Crude Oil or entrained gas (collectively, “Shipper’s GHG Emissions”), or (b) Gatherer incurring any costs or expenses attributable to Dedicated Crude Oil, including any costs or expenses for disposal or treating of carbon dioxide attributable to such Crude Oil, or any other additional economic burden being placed on Gatherer, in connection with or related to Shipper’s GHG Emissions, including any tax, assessment, or other cost or expense (collectively, “Emissions Charges”), then (i) Shipper and Producer will use reasonable efforts to provide any required emissions allowances or their equivalent to Gatherer in a timely manner (and Shipper and Producer shall release, indemnify, defend and hold Gatherer harmless from and against all claims and losses, including any expenses incurred by Gatherer in acquiring such allowances in the marketplace, arising out of or related to the failure to timely provide any such required emission allowances or their equivalent), and (ii)  Shipper and Producer shall be fully responsible for such Emissions Charges and shall reimburse Gatherer for any Emissions Charges paid by Gatherer within ten Days of receipt of Gatherer’s invoice.
ARTICLE 10
MEASUREMENT EQUIPMENT AND PROCEDURES
Section 10.1    Measurement Facilities. Measurement at each Receipt Point shall be conducted by either LACT meter unit or hand gauging only if such LACT meter units are not installed by Gatherer. Gatherer shall install, own, operate and maintain Measurement Facilities to measure Crude Oil at all the Receipt Points. Producer shall pay for the initial actual cost of the LACT meter unit to be installed at each Receipt Point and Gatherer shall be responsible for all measurement costs beyond the initial capital cost and Gatherer shall pay the cost to install the LACT meter unit. Prior to ordering and purchasing the LACT meter unit, Gatherer shall provide Producer with the cost analysis and options for purchasing the LACT meter unit. Producer shall have the option to approve such costs or utilize hand gauging for measurement as an alternative. Measurement Facilities at the Receipt Points and Delivery Points shall meet current industry standards for custody transfer measurement. Shipper shall have the right to install check Measurement Facilities upstream of each Receipt Point.
Section 10.2    Notice of Measurement Facilities Inspection and Calibration. Each of Shipper and Gatherer shall give two Days’ notice to the other in order that the other may, at its option, have representatives present to observe any reading, inspecting, testing, calibrating, proving or adjusting of Measurement Facilities used in measuring or checking the measurement of receipts of Crude Oil under this Agreement. Gatherer shall provide at least two Days’ advance notice to Shipper of all provings and related calibration activities for any LACT meter unit. The data from such Measurement Facilities shall remain the property of the Measurement Facilities’ owner, but copies of such records shall, upon written request, be submitted to the requesting Party for inspection and verification.

Section 10.3    Measurement Accuracy Verification.
(a)    Gatherer shall calibrate meters as often as required, as determined by Gatherer in accordance with standard industry practices and applicable regulatory standards to reasonably assure accurate measurement, but at least once per Month for any Receipt Point with a LACT meter unit.
(b)    If, during any test of the Measurement Facilities, an adjustment or meter proving error is found which results in an incremental adjustment to the calculated flow rate through each meter in excess of 0.25% of the adjusted flow rate (whether positive or negative and using the adjusted flow rate as the percent error equation denominator), then any previous recordings of such equipment shall be corrected to zero error for any period during which the error existed (and which period is either known definitely or agreed to by Shipper and Gatherer) and the total flow for the period redetermined in accordance with the provisions of Section 10.5. If the period of error condition cannot be determined or agreed upon between Shipper and Gatherer, such correction shall be made over a period extending over the last one half of the time elapsed since the date of the prior test revealing the 0.25% error.
(c)    If, during any test of any Measurement Facilities, an adjustment or meter proving error is found which results in an incremental adjustment to the calculated flow rate which does not exceed 0.25% of the adjusted flow rate, all prior recordings and data shall be considered to be accurate for quantity determination purpose.
Section 10.4    Special Tests. If Shipper or Gatherer desires a test of any Measurement Facilities not scheduled by a Party under the provisions of Section 10.3, two Days’ advance notice shall be given to the other and both Shipper and Gatherer shall cooperate to secure a prompt test of the accuracy of such equipment. If the Measurement Facilities tested are found to be within the range of accuracy set forth in Section 10.3(b), then the Party that requested the test shall pay the costs of such test including any labor and transportation costs pertaining thereto. If the Measurement Facilities tested are found to be outside the range of accuracy set forth in Section 10.3(b), then the Party that owns such Measurement Facilities shall pay such costs and perform the corrections according to Section 10.5.
Section 10.5    Metered Flow Rates in Error. If, for any reason, any Measurement Facilities are (i) out of adjustment, (ii) out of service or (iii) out of repair and the total calculated flow rate through each meter is found to be in error by an amount of the magnitude described in Section 10.3(b), the total quantity of Crude Oil delivered shall be determined in accordance with the first of the following methods which is feasible:
(a)    by using the registration of any mutually agreeable check metering facility, if installed and accurately registering (subject to testing as provided for in Section 10.3);
(b)    where multiple meters exist in series, by calculation using the registration of such meter equipment; provided that they are measuring Crude Oil from upstream and downstream headers in common with the faulty metering equipment, are not controlled by separate regulators and are accurately registering;

(c)    by correcting the error by re-reading of the official meter, or by straightforward application of a meter factor to the quantities recorded for the period (if the net percentage of error is ascertainable by calibration, tests or mathematical calculation); or
(d)    by estimating the quantity, based upon deliveries made during periods of similar conditions when the meter was registering accurately.
Section 10.6    Record Retention. The Party owning the Measurement Facilities shall retain and preserve all test data, meter recordings and similar records for any calendar year for a period of at least 24 Months following the end of such calendar year unless Applicable Law requires a longer time period or the Party has received written notification of a dispute involving such records, in which case records shall be retained until the related issue is resolved.
Section 10.7    Summary Measurement Reports. If Gatherer develops summary measurement reports for the Wells or the Gathering System, Gatherer shall provide Shipper copies of such reports to Shipper upon Shipper’s request.
ARTICLE 11
NOTICES
Section 11.1    Notices. Unless otherwise provided herein, any notice, request, invoice, statement or demand which any Party desires to serve upon any other regarding this Agreement shall be made in writing and shall be considered as delivered (a) when hand delivered, (b) when delivery is confirmed by pre-paid delivery service (such as FedEx, UPS, DHL or a similar delivery service), (c) if mailed by United States certified mail, postage prepaid, three Business Days after mailing or (d) when sent via email; provided that if sent by email after normal business hours, receipt shall be deemed to be the next Business Day. Notwithstanding the foregoing, if a Party desires to serve upon another a notice of default under this Agreement, the delivery of such notice shall be considered effective under this Section 11.1 only if delivered by any method set forth in the foregoing clauses (a) through (b). Any notice shall be given to the other Party or Parties at the following address(es), or to such other address as any Party shall designate by written notice to the others:
Producer:    Oasis Petroleum North America LLC
1001 Fannin, Suite 1500
Houston, Texas 77002

Attn: Michael King
Phone: (713) 770-6450
    Email: mking@oasispetroleum.com

Shipper:    Oasis Petroleum Marketing LLC
1001 Fannin, Suite 1500
Houston, Texas 77002
    Attn: Gilbert Delarosa
Phone: (713) 770-6428
    Email: gdelarosa@oasispetroleum.com

Gatherer:    OMP Operating LLC
    1001 Fannin, Suite 1500
Houston, Texas 77002

Attn: Greg Hills
Phone: (281) 404-9431
    Email: ghills@oasispetroleum.com

ARTICLE 12
INVOICES AND PAYMENTS
Section 12.1    Statements and Invoices. Not later than the 20th Business Day following the end of each Month, Gatherer shall provide Shipper with a detailed statement in the form set forth on Exhibit F and Exhibit G setting forth the quantity of Crude Oil received by Gatherer at the Receipt Points in such Month, the Gathering Fee with respect to such Month, together with measurement summaries and all relevant supporting documentation, to the extent available on such 20th Business Day (with Gatherer being obligated to deliver any such supporting documentation that is not available on such 20th Business Day as soon as it becomes available). Shipper shall make payment to Gatherer by the later of: (a) the last Business Day of the Month in which such invoice is received or (b) 30 Days after receipt of the invoice. Such payment shall be made by wire transfer pursuant to wire transfer instructions delivered by Gatherer to Shipper in writing from time to time or other means as mutually agreeable by the Parties. If any overcharge or undercharge in any form whatsoever shall at any time be found and the invoice therefor has been paid, Gatherer shall refund any amount of overcharge, and Shipper shall pay any amount of undercharge, within 30 Days after final determination thereof; provided, however, that no retroactive adjustment will be made beyond a period of 24 Months from the date of a statement hereunder.
Section 12.2    Right to Suspend on Failure to Pay. If any undisputed amount due hereunder remains unpaid for 60 Days after the due date, Gatherer shall have the right to suspend or discontinue the Services hereunder until any such past due amount is paid.
Section 12.3    Audit Rights. Each Party, on not less than 30 Days’ prior written notice to the other, shall have the right, at its expense, at reasonable times during normal business hours, but in no event more than twice in any period of 12 consecutive Months, to audit the books and records of the other to the extent necessary to verify the accuracy of any statement, allocation, measurement, computation, charge, payment made under, or obligation or right pursuant to this Agreement. The scope of any audit shall be limited to transactions affecting Crude Oil tendered by or on account of Shipper hereunder or the Services provided hereunder and shall be limited to the 24 Month period immediately prior to the Month in which the notice requesting an audit was given. All statements, allocations, measurements, computations, charges or payments made in any period prior to the 24 Month period immediately prior to the Month in which the audit is requested shall be conclusively deemed true and correct and shall be final for all purposes.
Section 12.4    Payment Disputes. In the event of any dispute with respect to any payment hereunder, Shipper shall make timely payment of all undisputed amounts, and Gatherer and Shipper will use good faith efforts to resolve the disputed amounts within 60 Days following the original due date. Any amounts subsequently resolved shall be due and payable within ten Days of such resolution.
Section 12.5    Interest on Late Payments. In the event that Shipper shall fail to make timely payment of any sums, except those contested in good faith or those in a good faith dispute, when due under this Agreement, interest will accrue from the date payment is due until the date payment is made at an annual rate equal to the lesser of (a) ten percent or (b) the maximum percentage permitted by Applicable Law.
Section 12.6    Excused Performance. Gatherer will not be required to perform or continue to perform services hereunder, and Producer and Shipper shall not be obligated to deliver Dedicated Crude Oil to the Gathering System in the event:
(a)    a Party has voluntarily filed for bankruptcy protection under any chapter of the United States Bankruptcy Code;
(b)    a Party is the subject of an involuntary petition of bankruptcy under any chapter of the United States Bankruptcy Code, and such involuntary petition has not been settled or otherwise dismissed within 90 Days of such filing; or
(c)    a Party otherwise becomes insolvent, whether by an inability to meet its debts as they come due in the ordinary course of business or because its liabilities exceed its assets on a balance sheet test; and/or however such insolvency may otherwise be evidenced.
ARTICLE 13
FORCE MAJEURE
Section 13.1    Suspension of Obligations. In the event a Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than the obligation to make payments then or thereafter due hereunder, and such Party promptly gives notice and reasonably full particulars of such Force Majeure in writing to the other Parties promptly after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as and to the extent that they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as reasonably possible be remedied with all reasonable dispatch by the Party claiming Force Majeure.
Section 13.2    Definition of Force Majeure. The term “Force Majeure” as used in this Agreement shall mean any cause or causes not reasonably within the control of the Party claiming relief and which, by the exercise of reasonable diligence, such Party is unable to prevent or overcome, including acts of God; strikes, lockouts or other industrial disturbances; acts of the public enemy, acts of terror, sabotage, wars, blockades, military action, insurrections or riots; epidemics; landslides, subsidence, lightning, earthquakes, fires, storms or storm warnings; crevasses, floods or washouts; civil disturbances; explosions, breakage or accident to wells, machinery, equipment or lines of pipe; the necessity for testing or making repairs or alterations to wells, machinery, equipment or lines of pipe; freezing of wells, equipment or lines of pipe; inability of any Party hereto to obtain, after the exercise of reasonable diligence, necessary materials, supplies, rights of way or Permits; or any action or restraint by any Governmental Authority (so long as the Party claiming relief has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such action or restraint, and as long as such action or restraint is not the result of a failure by the claiming Party to comply with Applicable Law).
Section 13.3    Settlement of Strikes and Lockouts. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party affected thereby, and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the sole discretion of the Party affected thereby.
Section 13.4    Payments for Services Performed. Notwithstanding the foregoing, it is specifically understood and agreed by the Parties that an event of Force Majeure will in no way affect or terminate Shipper’s obligation to make payment for the Services performed prior to such event of Force Majeure.
ARTICLE 14
INDEMNIFICATION
Section 14.1    Gatherer. Subject to the terms of this Agreement, including Article 15 and Section 17.8, Gatherer shall release, indemnify, defend and hold harmless Producer, Shipper and their Affiliates, directors, managers, officers, employees, agents, consultants, representatives and invitees from and against all claims and losses arising out of or relating to (a) the operations of Gatherer (except to the extent any such claims and losses arise out of the negligence, gross negligence or willful misconduct of any such indemnitee) or (b) any breach of this Agreement by Gatherer.
Section 14.2    Producer and Shipper. Subject to the terms of this Agreement, including Article 15 and Section 17.8, each of Producer and Shipper shall release, indemnify, defend and hold harmless Gatherer and its Affiliates, directors, managers, officers, employees, agents, consultants, representatives and invitees from and against all claims and losses arising out of or relating to (a) the operations of Producer or Shipper (as applicable) (except to the extent any such claims and losses arise out of the negligence, gross negligence or willful misconduct of any such indemnitee) (b) any breach of this Agreement by Producer or Shipper (as applicable).
ARTICLE 15
CUSTODY AND TITLE
Section 15.1    Custody. As among the Parties, (a) Producer shall be in custody, control and possession of Producer’s Crude Oil hereunder until such Crude Oil is delivered to the Receipt Points and (b) Gatherer shall be in custody, control and possession of Crude Oil after it is delivered to Gatherer at the Receipt Point until such point the Crude Oil is delivered to Shipper at the Delivery Points. Notwithstanding anything else provided to the contrary in Section 14.1 and Section 14.2, the Party having custody and control of Crude Oil under the terms of this Agreement shall be responsible for, and shall defend, indemnify, release and hold the other Parties and their respective Affiliates, and its and their directors, managers, officers, employees, agents, consultants, representatives, invitees and contractors harmless from and against, all claims and losses of whatever kind and nature for anything that may happen or arise with respect to such Crude Oil when such Crude Oil is in its custody and control, including claims and losses resulting from any negligent acts or omissions of any indemnified party, but excluding any claims and losses to the extent caused by or arising out of the negligence, gross negligence or willful misconduct of the party claiming indemnity.
Section 15.2    Shipper Warranty. Shipper represents and warrants that it owns, or has the right to deliver to the Gathering System, all Crude Oil delivered under this Agreement. If the title to Crude Oil delivered by Shipper hereunder is disputed or is involved in any legal action, Gatherer shall have the right to cease receiving such Crude Oil, to the extent of the interest disputed or involved in legal action, during the pendency of the action or until title is freed from the dispute, or until Shipper furnishes, or causes to be furnished, defense and indemnification to hold Gatherer harmless from all claims arising out of the dispute or action, with surety acceptable to Gatherer. Notwithstanding anything else provided to the contrary in Section 14.1 and Section 14.2, Shipper shall release, indemnify, defend and hold harmless Gatherer from and against all claims and losses arising out of or related to any liens, encumbrances or adverse claims on any of Shipper’s Crude Oil delivered to the Receipt Points.
Section 15.3    Title. Title to all Crude Oil delivered under this Agreement, including all constituents thereof, shall remain with and in Shipper or its customers at all times; provided, however, that title to Crude Oil used as PLA shall pass from Shipper or the relevant third party to Gatherer immediately downstream of the Receipt Point.
ARTICLE 16
TAXES; ROYALTIES
Section 16.1    Taxes. Shipper shall pay or cause to be paid and agrees to hold Gatherer harmless as to the payment of all excise, gross production, severance, sales, occupation and all other Taxes, charges or impositions of every kind and character required by statute or by order of Governmental Authorities and levied against or with respect to any Crude Oil delivered by or on account of Shipper under this Agreement. Gatherer shall not become liable for such Taxes, unless designated to remit those Taxes on behalf of Shipper by any duly constituted jurisdictional agency having authority to impose such obligations on Gatherer, in which event the amount of such Taxes remitted on Shipper’s behalf shall be (a) reimbursed by Shipper upon receipt of invoice, with corresponding documentation from Gatherer setting forth such payments, or (b) deducted from amounts otherwise due to Gatherer under this Agreement. Gatherer shall pay or cause to be paid all Taxes, charges and assessments of every kind and character required by statute or by order of Governmental Authorities with respect to the Gathering System or provision of the Services. No Party shall be responsible nor liable for any Taxes or other statutory charges levied or assessed against the facilities of any other Party, including ad valorem tax (however assessed), used for the purpose of carrying out the provisions of this Agreement or against the net worth or capital stock of such Party.
Section 16.2    Royalties. As among the Parties, Producer shall have the sole and exclusive obligation and liability for the payment of all Persons due any proceeds derived from Shipper’s Crude Oil allocated to Shipper hereunder (including all constituents and products thereof) delivered under this Agreement, including royalties, overriding royalties and similar interests, in accordance with the provisions of the leases or agreements creating those rights to proceeds. In no event will Gatherer have any obligation to those Persons due any of those proceeds of production attributable to any such Crude Oil (including all constituents and products thereof) delivered under this Agreement. Although Shipper shall retain title to Crude Oil as provided in this Section 16.2, Gatherer shall have the right to commingle Crude Oil delivered by Shipper with Third Party Crude Oil.
ARTICLE 17
MISCELLANEOUS
Section 17.1    Rights. The failure of any Party to exercise any right granted hereunder shall not impair nor be deemed a waiver of that Party’s privilege of exercising that right at any subsequent time or times.
Section 17.2    Applicable Laws. This Agreement is subject to all valid present and future laws, regulations, rules and orders of Governmental Authorities now or hereafter having jurisdiction over the Parties, this Agreement, or the services performed or the facilities utilized under this Agreement.
Section 17.3    Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas, without regard to choice of law principles that would result in the application of the laws of a different jurisdiction.
(b)    The Parties agree that the appropriate, exclusive and convenient forum for any disputes between the Parties arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Harris County, Texas, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts.
(c)    EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.
Section 17.4    Successors and Assigns.
(a)    This Agreement shall extend to and inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except as set forth in Section 17.4(b), no Party shall have the right to assign its respective rights and obligations in whole or in part under this Agreement without the prior written consent of the other Parties (such consent shall not be unreasonably withheld, conditioned or delayed) and any assignment or attempted assignment made otherwise than in accordance with this Section 17.4 shall be null and void ab initio.

(b)    Notwithstanding Section 17.4(a):
(i)    Gatherer shall have the right to assign its rights under this Agreement, in whole or in part, as applicable, without the consent of Producer and Shipper, if such assignment is made to any Person to which the Gathering System or any part thereof has been or will be Transferred that assumes in writing all of Gatherer’s obligations hereunder (if applicable, to the extent that part of the Gathering System being Transferred to such Person) and is an Affiliate of Gatherer;
(ii)    Gatherer shall have the right to grant a security interest in this Agreement to a lender or other debt provider (or trustee or agent on behalf of such lender) of Gatherer; and
(iii)    Producer and Shipper shall have the right to assign their rights under this Agreement, in whole or in part, as applicable, without the consent of Gatherer, to any Person to which Producer sells, assigns or otherwise Transfers all or any portion of the Dedicated Properties and who assumes in writing all of Producer’s and Shipper’s obligations hereunder (if applicable, to the extent of the Dedicated Properties being Transferred to such Person) and each of Producer and Shipper shall be released from its obligations under this Agreement to the extent of such assignment.
Section 17.5    Severability. If any provision of this Agreement is determined to be void or unenforceable, in whole or in part, then (a) such provision shall be deemed inoperative to the extent it is deemed void or unenforceable, (b) the Parties agree to enter into such amendments to this Agreement in order to give effect, to the greatest extent legally possible, to the provision that is determined to be void or unenforceable and (c) the other provisions of this Agreement in all other respects shall remain in full force and effect and binding and enforceable to the maximum extent permitted by law; provided, however, that in the event that a material term under this Agreement is so modified, the Parties will, timely and in good faith, negotiate to revise and amend this Agreement in a manner which preserves, as closely as possible, each Party’s business and economic objectives as expressed by this Agreement prior to such modification.
Section 17.6    Confidentiality.
(a)    Confidentiality. Except as otherwise provided in this Section 17.6, each Party agrees that it shall maintain all terms and conditions of this Agreement, and all information disclosed to it by another Party or obtained by it in the performance of this Agreement and relating to another Party’s business (including Development Plans, Gathering System Plans and all data relating to the production of Producer, including well data, production volumes, volumes gathered, stored and delivered to the Delivery Points) (collectively, “Confidential Information”) in strictest confidence, and that it shall not cause or permit disclosure of this Agreement or its existence or any provisions contained herein without the express written consent of the disclosing Party.
(b)    Permitted Disclosures. Notwithstanding Section 17.6(a) disclosures of any Confidential Information may be made by any Party (i) to the extent necessary for such Party to enforce its rights hereunder against another Party; (ii) to the extent to which a Party is required to disclose all or part of this Agreement by a statute or by the order or rule of a Governmental

Authority exercising jurisdiction over the subject matter hereof, by order, by regulations or by other compulsory process (including deposition, subpoena, interrogatory or request for production of documents, or disclosure made as part of any filing, including any tariff filing at FERC); (iii) to the extent required by the applicable regulations of a securities or commodities exchange; (iv) to a third person in connection with a proposed sale or other transfer of a Party’s interests, assets or facilities that are subject to this Agreement or in connection with a merger or other business combination affecting such interests, assets or facilities (provided such third person agrees in writing to be bound by the terms of this Section 17.6); (v) to its own directors, officers, employees, agents and representatives; (vi) to an Affiliate; (vii) to any current or prospective investors, financial advisors, attorneys, banks or financing sources of either Party (provided such Persons are subject to a confidentiality undertaking consistent with this Section 17.6(b)) or (viii) except for information disclosed pursuant to Article 3, to a royalty, overriding royalty, net profits or similar owner burdening Dedicated Crude Oil (provided such royalty, overriding royalty, net profits or similar owner agrees in writing to be bound by the terms of this Section 17.6).
(c)    Notification. If a Party is or becomes aware of a fact, obligation or circumstance that has resulted or may result in a disclosure of any of the terms and conditions of this Agreement authorized by Section 17.6(b)(ii) or (iii), it shall so notify in writing the disclosing Party promptly and shall provide documentation or an explanation of such disclosure as soon as it is available.
(d)    Party Responsibility. Each Party shall be deemed solely responsible and liable for the actions of its directors, officers, employees, agents, representatives and Affiliates for maintaining the confidentiality commitments of this Section 17.6.
(e)    Public Announcements. The Parties agree that prior to making any public announcement or statement with respect to this Agreement or the transaction represented herein permitted under this Section 17.6, the Party desiring to make such public announcement or statement shall provide the other Parties with a copy of the proposed announcement or statement prior to the intended release date of such announcement. The other Parties shall thereafter consult with the Party desiring to make the release, and the Parties shall exercise their reasonable efforts to (i) agree upon the text of a joint public announcement or statement to be made by all Parties or (ii) in the case of a statement to be made solely by one Party, obtain approval of the other Parties to the text of a public announcement or statement. Nothing contained in this Section 17.6 shall be construed to require any Party to obtain approval of any other Party to disclose information with respect to this Agreement or the transaction represented herein to any Governmental Authority to the extent required by Applicable Law or necessary to comply with disclosure requirements of the Securities and Exchange Commission, the New York Stock Exchange or any other regulated stock exchange.
(f)    Survival. The provisions of this Section 17.6 shall survive any expiration or termination of this Agreement for a period of one year.
Section 17.7    Entire Agreement, Amendments and Waiver. The exhibits to this Agreement are hereby incorporated by reference into this Agreement. This Agreement, including all exhibits hereto, integrates the entire understanding among the Parties with respect to the subject matter covered and supersedes all prior understandings, drafts, discussions or statements, whether oral or in writing, expressed or implied, dealing with the same subject matter. This Agreement may not be amended or modified in any manner except by a written document signed by the Parties that expressly amends this Agreement. No waiver by a Party of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless expressly provided. No waiver shall be effective unless made in writing and signed by the Party to be charged with such waiver.
Section 17.8    Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY RESULTING FROM OR ARISING OUT OF THIS AGREEMENT OR THE BREACH THEREOF OR UNDER ANY OTHER THEORY OF LIABILITY, WHETHER TORT, NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, WARRANTY, INDEMNITY OR OTHERWISE, INCLUDING LOSS OF USE, INCREASED COST OF OPERATIONS, LOSS OF PROFIT OR REVENUE, OR BUSINESS INTERRUPTIONS; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION SHALL NOT APPLY TO ANY DAMAGE CLAIM ASSERTED BY OR AWARDED TO AN UNAFFILIATED THIRD PARTY FOR WHICH A PARTY WOULD OTHERWISE BE LIABLE UNDER ANY INDEMNIFICATION PROVISION SET FORTH HEREIN.
Section 17.9    Headings. The headings and captions in this Agreement have been inserted for convenience of reference only and shall not define or limit any of the terms and provisions hereof.
Section 17.10    Rights and Remedies. Except as otherwise provided in this Agreement, each Party reserves to itself all rights, counterclaims, other remedies and defenses that such Party is or may be entitled to arising from or out of this Agreement or as otherwise provided by law.
Section 17.11    No Partnership. Nothing contained in this Agreement shall be construed to create an association, trust, partnership or joint venture or impose a trust, fiduciary or partnership duty, obligation or liability on or with regard to any Party.
Section 17.12    Rules of Construction. In construing this Agreement, the following principles shall be followed:
(a)    no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;
(b)    examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
(c)    the word “includes” and its syntactical variants mean “includes, but is not limited to,” “includes without limitation” and corresponding syntactical variant expressions;

(d)    the plural shall be deemed to include the singular and vice versa, as applicable;
(e)    references to any Person (including any Governmental Authority) shall include such Person’s successors and permitted assigns;
(f)    reference to any agreement, document or instrument shall mean such agreement, document or instrument as amended, replaced, restated or modified and in effect from time to time in accordance with the terms thereof;
(g)    references to any Applicable Law (including any statute referenced in this Agreement) means such Applicable Law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and references to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or re-enactment of such section or other provision;
(h)    references to any Exhibit, Article, Section or other sub-section shall be references to an Exhibit, Article, Section or other sub-section of this Agreement; and
(i)    references to currency shall be references to the lawful money of the United States, unless otherwise indicated, and any payments and transfers of funds shall be made in immediately available funds.
Section 17.13    No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and shall not inure to the benefit of any other Person whomsoever or whatsoever, it being the intention of the Parties that no third Person shall be deemed a third party beneficiary of this Agreement.
Section 17.14    Further Assurances. Each Party shall take such acts and execute and deliver such documents as may be reasonably required to effectuate the purposes of this Agreement.
Section 17.15    Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and all of which shall be considered one and the same instrument. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 17.16    Memorandum of Agreement. Contemporaneously with the execution of this Agreement, the Parties shall execute, acknowledge, deliver and record a “short form” memorandum of this Agreement in the form of Exhibit E attached hereto (as modified, including by the addition of any required property descriptions, required by local law and practice to put such memorandum of record and put third parties on notice of this Agreement), which shall be placed of record in each state and county in which the currently-existing Dedicated Properties are located. The Parties further agree that such memoranda shall be executed and delivered by the Parties from time to time at any Party’s reasonable request to evidence any additions or additional areas or Interests to, or permanent releases from, the dedication and commitment made by Producer and Shipper under this Agreement.
Section 17.17    FERC Filings. At least thirty (30) Days before the date on which gathering service pursuant to this Agreement will commence, Gatherer shall file with FERC an initial Tariff, providing for rates for shipments from the Receipt Point(s) to the Delivery Point(s). To the extent consistent with Applicable Law, Producer agrees to support and take such actions and do such things as Gatherer shall reasonably request in connection with its applications for, and the processing of petitions, certificates, approvals and authorizations of any Governmental Authorities; provided, however, that nothing herein shall prevent Producer from protesting in a manner consistent with Applicable Law: (a) if this Agreement is terminated or (b) if the Gathering System has been abandoned by Gatherer. Gatherer agrees to take such actions as may be appropriate before FERC or any other Governmental Authority to resist and oppose any challenge or protest that is inconsistent with this Agreement or the Tariff. In the event of a conflict between any provision of this Agreement and the Tariff, the provisions of the Tariff shall control.

[Signature Page(s) Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective for all purposes on the Effective Date.
OASIS PETROLEUM NORTH AMERICA LLC
By:    /s/Taylor Reid
Name:     Taylor Reid
Title:     President and Chief Operating Officer
OASIS PETROLEUM MARKETING LLC
By:    /s/ Michael Lou
Name:     Michael Lou
Title:     Executive Vice President and Chief Financial Officer
OMP OPERATING LLC
By:    /s/Richard Robuck
Name:     Richard Robuck
Title:     Senior Vice President and Chief Financial Officer

    Crude Oil Gathering and Storage Agreement –City of Williston
    Signature Page

EXHIBIT A

DEDICATED ACREAGE

[Omitted]

    Exhibit A – Page 1

EXHIBIT B

GATHERING SYSTEM

[Omitted]
    Exhibit B – Page 1

EXHIBIT C

FORM OF RIGHT OF WAY AGREEMENT

RIGHT OF WAY AND EASEMENT AGREEMENT
KNOW ALL PERSONS BY THESE PRESENTS, _____________________, whose address is     ________________ (“Owner”, whether one or more), for and in consideration of Twenty-Five Dollars ($25.00) and other good and valuable consideration in hand paid, the receipt and sufficiency of which are hereby acknowledged, does hereby GRANT, BARGAIN, SELL, CONVEY and WARRANT unto OMP Operating LLC, whose address is 1001 Fannin Street, Suite 1500, Houston, Texas 77002, its successors and assigns(“Grantee”) a perpetual and permanent right-of-way and easement (the “ROW”) of Fifty feet (50’) in width for the placement of up to four (4) Pipelines (as defined herein). The ROW is granted for the purpose of laying, constructing, maintaining, operating, inspecting, repairing, replacing, protecting, changing the size of and removing pipelines and appurtenances thereto for the transportation of oil, gas, fresh water, production water, kindred substances and vapors or the products thereof (the “Pipelines”) upon and along a route to be selected by Grantee in consultation with Owner on, under and across lands of Owner, situated in the County of             , State of             , described as follows:

Township ___ _________, Range ___ ___________
Section __: ________________

    More particularly shown on Plat marked Exhibit “A”, and by this reference made a part hereof.
    In addition to the ROW described above, during any period of time that Grantee is installing or maintaining the Pipelines, Owner does HEREBY GRANT, BARGAIN, SELL, CONVEY AND WARRANT unto Grantee a temporary easement of Seventy-Five feet (75’) in width, except that such easement shall be to a width of One Hundred feet (100’) at all road, ditch, and waterway crossings and any areas of severely uneven ground.
    The aforesaid rights and the ROW are granted as and from the date hereof, and shall be perpetual, on the following terms and conditions, which are hereby mutually agreed to by and between Owner and Grantee.
1.    Together with an easement for restricted rights of ingress and egress to, from and along said pipeline(s) and facilities of Grantee on, over and across said lands and adjacent lands of Owner, and Grantee shall have all privileges necessary or convenient for the full use and enjoyment of the rights herein granted.
2.    Grantee may record this Right of Way Agreement attaching a plat as Exhibit “A” (incorporated herein by reference) of the actual route of the facilities constructed hereunder and/or of the ingress/egress easement to further identify the locations thereof.
3.    Grantee shall bury the top of its pipelines at or below Four feet (4’) in depth. Grantee shall restore the land as soon as practicable after the pipelines are completed. Restoration shall be made as near as practicable to the condition when Grantee first entered onto the land. Grantee’s agreement to bury all pipelines shall in no way restrict Grantee from installing above ground appurtenant facilities (markers, risers, headers, block valves, monitors, cathodic protection equipment, electrical power lines, etc.) necessary for the operations of said pipelines; however
Exhibit C – Page 1

Grantee agrees to reasonably attempt to locate said appurtenant facilities so as to minimize the impact of same to Owner’s use of the land covered herein.
4.    Owner and its successors and assigns reserves all oil, gas and minerals, if owned, on and under said lands and the right to farm, graze and otherwise fully use and enjoy said lands; provided that Owner agrees not to construct or create any obstruction, structure, or engineering work on the herein granted right of way that will interfere with rights and interests of Grantee herein granted, and provided further that Grantee shall have the right hereafter to keep clear obstructions from the herein granted right of way and ingress/egress easement. Grantee agrees to pay Owner or any tenant, as their interest may appear, for actual damages to crops, pasture, timber, livestock, fences and other improvements on said premises which may arise from exercise of the rights herein granted, provided Grantee shall not be liable for damages for future clearing of the right of way and ingress/egress easement in exercise of the rights herein granted.
5.    Grantee shall be liable for reclamation and damages resulting from a breach or spill.
6.    Grantee agrees to comply with all applicable state and local regulations.
7.    This Agreement may be executed in several counterparts, each of which shall be an original of this Agreement but all of which, taken together, shall constitute one and the same Agreement and be binding upon the parties who executed any counterpart, regardless of whether it is executed by all parties named herein.
8.    Owner agrees to grant additional lateral right of ways and perpetual easements that Grantee may need to connect to any well or wells, production facilities and/or compressor stations. This additional grant includes the pipelines needed to transport oil, gas, fresh water, production water, kindred substances and vapors. Owner will be paid for the additional lateral right of ways and perpetual easements based on the same terms agreed upon in the Payment Agreement of even date herewith. Grantee will have the right to amend this Right of Way and Easement Agreement by filing an amendment, executed solely by Grantee, with new plats showing the location of the additional lateral right of ways and perpetual easements.
9.    This instrument together with the Payment Agreement for Right of Way and Easement dated ____________ constitutes the entire agreement and understanding of the parties and supersedes all prior understandings, negotiations and agreements of the parties related to the subject matter hereof. Each party agrees to give the other a 30 day right to cure after notice of any default before seeking termination or exercising any other remedy.
TO HAVE AND TO HOLD said right of way and easement unto said Grantee, its successors and assigns for so long as same are used for the purposes herein granted. All provisions hereof are appurtenant to, run with and burden the above described land, and are binding upon and inure to the benefit of the successors, assigns, heirs, executors, administrators and other legal representatives of each of the parties.

Exhibit C – Page 2

Executed this          day of         , 20___.
Owner:                            Grantee:
                            OMP Operating LLC

                                             Name:                                   Title:

Exhibit C – Page 3

ACKNOWLEDGEMENTS

STATE OF

COUNTY OF

    On this ____ day of _________________, in the year _______, before me personally appeared ___________________________________________, known to me (or proved to me on the oath of _____________) to be the person who is described in and who executed the within and foregoing instrument, and acknowledged to me that (he/she/they) executed the same.

(Seal)
                        Notary Public in and for the State of
                        Printed Name:
                        Commission Expires:

STATE OF

COUNTY OF

    On this ____ day of _________________, in the year _______, before me personally appeared ___________________________________________, known to me (or proved to me on the oath of ______________) to be the attorney-in-fact of the limited liability company described in and that executed the within instrument, and acknowledged to me that such corporation executed the same.

(Seal)                                                                                Notary Public in and for the State of
                        Printed Name:
                        Commission Expires:

Exhibit C – Page 4

PAYMENT AGREEMENT FOR RIGHT OF WAY AND EASEMENT AGREEMENT

This agreement entered into this _______ day of ________________, ____ between _____________________, husband and wife whose address is ___________________________________ (“Owner”), OMP Operating LLC, whose address is 1001 Fannin, Suite 1500, Houston, Texas 77002, its successors or assigns (“Grantee”). In consideration of Twenty Five Dollars ($25.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Owner hereby consents and agrees to the payment arrangement set out below regarding that certain Right of Way and Easement Agreement from Owner to Grantee (“ROW Agreement”) covering the following described lands located in ____________ County, ___________:
Township ___ North, Range ____West, 5th P.M.
Section __: _______________

Owner acknowledges receipt of $500.00 as a down payment. The pipeline payment of $_____ per rod is to be paid per pipeline for up to four (4) pipelines. The down payment will be deducted from the calculation of the total payment. The balance of the consideration due, if any, will be paid within thirty (30) days of the completion of a final survey of the pipelines as installed. In the event it is necessary to place an additional line or lines, not to exceed four (4) lines, in a new lateral Right of Way, then Grantee agrees to pay Owner $_____ per rod for the placement of each additional pipeline that is placed in the lateral Right of Way.
Grantee agrees to pay, in addition to the aforementioned payment, either (i) One Thousand Dollars and no/100 ($1,000.00) per mile, or (ii) the established yield as determined by the Farm Service Agency office per mile of growing or planted crops, or hay land, where applicable, within the right of way under the ROW Agreement which were destroyed as a direct result of the initial construction and installation of the Facilities.
If said Owner owns less interest in the above described land than the entire and undivided fee simple estate therein, then the payments herein provided for shall be paid the said Owner only in the proportion which Owner’s interest bears to the whole and undivided fee.
It is expressly understood and agreed that the above specified payment for the ROW Agreement is contingent upon construction.

Exhibit C – Page 5

Owner:                            Grantee:
                            Oasis Operating LLC

                                             Name:                                   Title:

EXHIBIT A
Exhibit C – Page 6

EXHIBIT D
EXCLUDED WELLS
None

Exhibit D – Page 1

EXHIBIT E
FORM OF MEMORANDUM OF AGREEMENT

MEMORANDUM OF AGREEMENT
This MEMORANDUM OF CRUDE OIL GATHERING, AND STORAGE AGREEMENT (this “Memorandum”) is entered into effective [            ] (the “Effective Date”), by and among OASIS PETROLEUM NORTH AMERICA LLC (“Producer”), with an address of 1001 Fannin, Suite 1500 Houston TX 77002, OASIS PETROLEUM MARKETING LLC (“Shipper”), with an address of 1001 Fannin, Suite 1500 Houston TX 77002, and OMP OPERATING LLC (“Gatherer”), with an address of 1001 Fannin, Suite 1500 Houston TX 77002.
WHEREAS, Producer, Shipper, and Gatherer entered into that certain Crude Oil Gathering and Storage Agreement effective October [_], 2021 (the “Agreement”), pursuant to which Gatherer will provide certain gathering, storage and other services as therein set forth;
WHEREAS, any capitalized term used, but not defined, in this Memorandum shall have the meaning ascribed to such term in the Agreement; and
WHEREAS, the Parties desire to file this Memorandum of record in the real property records of Williams County, North Dakota described on Attachment 1 hereto (the “Dedicated Acreage”), to give notice of the existence of the Agreement and certain provisions contained therein.
NOW THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.    Notice. Notice is hereby given of the existence of the Agreement and all of its terms, covenants and conditions to the same extent as if the Agreement was fully set forth herein. Certain provisions of the Agreement are summarized in Sections 2 through 3 below.
2.    Dedication and Commitment.
(i)    Subject to the exceptions, exclusions and reservations set forth in the Agreement and the other terms and conditions of the Agreement, Producer has exclusively dedicated the Dedicated Properties to Gatherer for the performance of the Services under the Agreement and commits to deliver to Gatherer on account of Shipper, as and when produced, all Dedicated Crude Oil into the Gathering System for the performance of the Services under the Agreement.
(ii)    Subject to the exceptions, exclusions and reservations set forth in the Agreement and the other terms and conditions of the Agreement, Shipper has exclusively dedicated and commits to deliver to Gatherer, as and when produced and purchased from Producer, all Dedicated Crude Oil into the Gathering System for the performance of the Services under the Agreement.
Exhibit E – Page 1

3.    Covenant Running with the Land. Subject to the exceptions, exclusions and reservations set forth in the Agreement and the other terms and conditions of the Agreement, the Parties intend that the dedication and commitment made by Producer and Shipper under the Agreement be a covenant running with (a) the Dedicated Properties, as a burden on Producer’s title thereto and binding on successors-in-interest in and to the Dedicated Properties, and (b) the Gathering System, as a benefit accruing to Gatherer’s title thereto and inuring to the benefit of successors-in-interest to the Gathering System. Producer shall not Transfer any or all of its interest in any Dedicated Property unless (i) Producer obtains and delivers to Gatherer a written acknowledgment by the Transferee in favor of Gatherer acknowledging that the Transferred Dedicated Property shall remain subject to the Agreement in all respects and (ii) each instrument of conveyance expressly so states.
4.    No Amendment to Agreement. This Memorandum is executed and recorded solely for the purpose of giving notice and shall not amend or modify the Agreement in any way.

Exhibit E – Page 2

IN WITNESS WHEREOF, this Memorandum has been signed by or on behalf of each of the Parties as of the Effective Date.
OASIS PETROLEUM NORTH AMERICA LLC
By:
Name:
Title:
OASIS PETROLEUM MARKETING LLC
By:
Name:
Title:
OMP OPERATING LLC
By:
Name:
Title:

Exhibit E – Page 3

ACKNOWLEDGEMENTS
STATE OF [__________]            §
                        §
COUNTY OF [__________]            §
                        §
The foregoing instrument was acknowledged before me on the      day of            , , by [                                        ], [                                        ] of Oasis Petroleum North America LLC, a Delaware limited liability company, on behalf of said entity.

Notary Public in and for

Printed or Typed Name of Notary
STATE OF [__________]            §
                        §
COUNTY OF [__________]            §
                        §
The foregoing instrument was acknowledged before me on the      day of            , , by [                                        ], [                                        ] of Oasis Petroleum Marketing LLC, a Delaware limited liability company, on behalf of said entity.

Notary Public in and for

Printed or Typed Name of Notary
STATE OF [__________]            §
                        §
COUNTY OF [__________]            §
                        §
The foregoing instrument was acknowledged before me on the      day of            , , by [                                        ], [                                        ] of OMP Operating LLC, a Delaware limited liability company, on behalf of said entity.

Notary Public in and for

Printed or Typed Name of Notary

Exhibit E – Page 4

Attachment 1

DEDICATED ACREAGE

[Description to be included.]

Exhibit E – Page 5

EXHIBIT F
FORM OF SHIPPER’S BALANCE STATEMENT
[omitted]

Exhibit F – Page 1

EXHIBIT G
FORM OF MONTHLY STATEMENT

[omitted]

Exhibit G – Page 1

EXHIBIT H
FEES
Below Fees shall apply as stated below:
(a)    Shipper shall pay Gatherer each Month the following Fees:
(i)    a gathering fee of [omitted] per Barrel (the “Gathering Fee”) for the volumes of Crude Oil received by Gatherer at the Receipt Points; and
(ii)     a storage fee of [omitted] per Barrel per Month of Tankage Shell Capacity of the Storage Tanks (the “Storage Fee”) only for volumes of storage requested by Shipper pursuant to Section 3.9(d) of this Agreement.
Below four City of Williston DSUs
(1)    [omitted]

*[omitted].

Exhibit H – Page 1